SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010 (September 17, 2010)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2010, Primus Telecommunications Group, Incorporated (“Group”), Primus Telecommunications, Inc. (“PTI” and together with Group, the “Companies”) and Thomas R. Kloster entered into a Termination Agreement (the “Agreement”) in connection with the previously announced termination, as of August 31, 2010, of the employment of Mr. Kloster, who had served as Chief Financial Officer of the Companies.

As described in the Current Report on Form 8-K filed by Group on September 2, 2010, PTI and Mr. Kloster are parties to a Separation Agreement dated July 1, 2009 (the “Separation Agreement”). The Separation Agreement provides, among other things, that if Mr. Kloster is terminated by Group without “cause,” subject to the execution of a general release of claims and continued compliance with certain restrictive covenants, he is entitled to cash severance payable in installments, equal to one year of annual base salary and his annual bonus target (provided that the combined total of such amounts is not to exceed $650,000) and continuation of certain welfare benefits for a period of twelve months following the date of termination. As of the date of the termination of Mr. Kloster’s employment, no bonus target for 2010 had been set.

Pursuant to the terms of the Separation Agreement, the Termination Agreement provides that the Companies will make the following payments to Mr. Kloster: (1) on March 1, 2011, a lump-sum payment of $200,000; (2) commencing on March 15, 2011 and on the fifteenth and last day of each month occurring thereafter through and including August 31, 2011, an amount equal to $16,666.67; (3) on March 1, 2011, a lump-sum payment of $125,000; and (4) on March 31, 2011, and on the last day of each calendar month thereafter through and including August 31, 2011, an amount equal to $20,833.34. In addition, for each month of the first 12 months following the termination of Mr. Kloster’s employment that Mr. Kloster elects to receive COBRA continuation coverage, the Companies will reimburse Mr. Kloster for the amount of the COBRA premium required to be paid for such coverage, and the Companies shall pay Mr. Kloster a lump-sum payment of $46,000 on March 1, 2011, in satisfaction of PTI’s obligations under the Separation Agreement with respect to Executive’s right to participate in the Company’s other welfare benefit plans.

The Termination Agreement acknowledges the provisions for the vesting of 11,390 restricted stock units (“RSUs”) for Group common shares granted to Mr. Kloster under his July 2, 2009 Restricted Stock Unit Agreement and the vesting of 2,847 non-qualified stock options (“NQSOs”) to purchase shares of Group common stock granted to Mr. Kloster under a Non-Qualified Stock Option Agreement dated July 1, 2009, if Group achieves targeted 2010 Adjusted EBITDA levels, all as set forth in those agreements. The remaining unvested RSUs and NQSOs previously awarded to Mr. Kloster were cancelled in connection with the termination of Mr. Kloster’s employment.

As a condition to receiving the amounts payable under the Termination Agreement, Mr. Kloster executed a general release for the benefit of the Companies and their affiliates. Also on September 17, 2010, Group and Mr. Kloster entered into an agreement regarding certain professional consultation services to be provided by Mr. Kloster for a six-month period following the termination of his employment. Under this agreement, Mr. Kloster will be paid the sum of $20,000 per month for each of September, October and November 2010, the sum of $10,000 per month for each of December 2010 and January 2011, and the sum of $5,000 for February 2011, for the provision of up to 32 hours of services per month (Mr. Kloster would be paid at the rate of $500 per hour for any hours in excess of 32 during any such month).

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description

10.1	Termination Agreement dated September 17, 2010 by and between Thomas R. Kloster and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc.

10.2	Agreement for Professional Services dated September 17, 2010 by and between Primus Telecommunications Group, Incorporated and Thomas R. Kloster

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: September 23, 2010	By:	/s/ THOMAS D. HICKEY
Thomas D. Hickey
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Termination Agreement dated September 17, 2010 by and between Thomas R. Kloster and Primus Telecommunications Group, Incorporated and Primus Telecommunications, Inc.

10.2	Agreement for Professional Services dated September 17, 2010 by and between Primus Telecommunications Group, Incorporated and Thomas R. Kloster